Exhibit 5.1

VINSON & ELKINS L.L.P.
2300 FIRST CITY TOWER
1001 FANNIN STREET
HOUSTON, TEXAS 77002-6760
TELEPHONE (713) 758-2222
FAX (713) 758-2346
www.velaw.com

June 25, 2004

Energy Transfer Partners, L.P.
2838 Woodside Street
Dallas, Texas 75204

Ladies and Gentlemen:

     We have acted as counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 4,500,000 common units representing limited partner interests of the Partnership (the “Common Units”) pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of June 24, 2004, among the Partnership, U.S. Propane, L.P., Heritage ETC, L.P., Heritage ETC GP, L.L.C., Heritage Operating, L.P., Heritage LP, Inc., La Grange Acquisition, L.P., LA GP LLC, Energy Transfer Fuel, LP, Energy Transfer Fuel GP, LLC and the underwriters named in Schedule I thereto (the “Underwriters”). Pursuant to the Underwriting Agreement, the Underwriters have the option to purchase up to 675,000 additional Common Units to cover over-allotments, if any, from the Partnership.

     We refer to (a) the registration statement on Form S-3 (Registration No. 333-107324) (the “Registration Statement”) as filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”). The prospectus supplement dated June 24, 2004 (the “Prospectus Supplement”), which together with the prospectus filed with the Registration Statement (the “Prospectus”), has been filed pursuant to Rule 424(b) promulgated under the 1933 Act.

     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion, including, but not limited to, the Underwriting Agreement. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     In connection with this opinion, we have assumed that the Common Units will be issued and sold in the manner stated in the Prospectus and the Underwriting Agreement.

     Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable except as described in the Prospectus.

AUSTIN   •    BEIJING    •     DALLAS    •     DUBAI    •     HOUSTON    •     LONDON    •     MOSCOW    •     NEW YORK    •     SINGAPORE    •     WASHINGTON, D.C.

Energy Transfer Partners, L.P.

June 25, 2004

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Validity of the Common Units” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.